SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 18, 2007

GREEN PLAINS RENEWABLE ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

4124 Airport Road, Shenandoah, Iowa	51601
(Address of principal executive offices)	(Zip code)

(712) 246-2932

 (Registrant’s telephone number, including area code)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

On January 18, 2007, the Company’s board of directors chose to reorganize the management of the Company slightly in order to better use the expertise of certain members of the board more effectively and to spread the work load throughout the Company more evenly. First, Mr. Dan E. Christensen was appointed to the office of Vice President of Construction. Mr. Christensen will continue to serve as a director and as the Treasurer and Secretary of the Company, but he will no longer be acting as Chief Operating Officer. Mr. Christensen was appointed for a twelve month term and will be paid an annual salary of $125,000 for his service as an officer of the Company. One-half of Mr. Christensen’s salary will be paid in cash and the other half will be paid in stock. However, no stock will be issued to Mr. Christensen for compensatory purposes unless and until the Company’s shareholders approve a stock plan providing for the payment of compensation to officers and directors in the form of Company securities. The Company has not entered into a written employment agreement with Mr. Christensen.

Mr. Christensen assumed his positions as treasurer, secretary and as a director on June 29, 2004, upon the formation of the Company. Mr. Christensen graduated from Brigham Young University with a Bachelor’s Degree in Business in 1969 and received a Management Administration Degree from the California Savings and Loan Institute in 1973. Mr. Christensen has been involved in the development of commercial real estate and the financing of such projects for over 30 years. He has acted as the CEO of Commercial Mortgage and Investment, LLC, (CMI), with offices in Midvale, Utah and San Francisco, California, since 1981. CMI provides mortgage banking services for selected real estate projects, nationwide, including real estate development projects for his own account. Mr. Christensen has procured over 3 billion dollars in financing for numerous real estate development projects over the years, including many of his own projects.

Next, Mr. Wayne Hoovestol was appointed to the office of Chief Operating Officer. Mr. Hoovestol will continue to act as a director of the Company. Mr. Hoovestol will be paid an annual salary of $125,000 for his service as an officer of the Company. One-half of Mr. Hoovestol’s salary will be paid in cash and the other half will be paid in stock. However, no stock will be issued to Mr. Hoovestol for compensatory purposes unless and until the Company’s shareholders approve a stock plan providing for the payment of compensation to officers and directors in the form of Company securities. The Company has not entered into a written employment agreement with Mr. Hoovestol.

Mr. Hoovestol was appointed as a director of Green Plains in March 2006. Mr. Hoovestol has successfully owned, operated and been principally employed by two different trucking companies for the past 30 years - Hoovestol Trucking and Major Transport. Combined, these two trucking companies employed over 700 drivers and ran over 1000 trucks. He has served on the boards of two other ethanol companies and has been an investor in ethanol since 1995. Mr. Hoovestol recently sold Major Transport in order to devote more of his time to Green Plains. He still owns and operates Hoovestol Trucking. Mr. Hoovestol is also a board member of CapSource Financial, a publicly traded company.

Finally, Mr. Robert Vavra has been appointed to the position of Chairman of the Board of the Company. Mr. Vavra was elected to the Board of Directors of Green Plains in November of 2004 and currently chairs the Company’s Audit Committee. Mr. Vavra has been President and a Director of Bank Iowa since 1996. Robert graduated from Black Hills State University in Spearfish, South Dakota in 1972 with Bachelor of Science Degrees in Math and History and graduated from the Graduate School of Banking in Boulder, Colorado in 1991. Mr. Vavra has served on a number of community boards over the years, including the Shenandoah Memorial Hospital and the Essex Commercial Club. Currently he serves on the Forest Park Manor Board of Directors and serves as a member of the Banking Committee for the Shenandoah Chamber and Industry Association, Board of Directors.

The press release announcing these changes is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description
99.1	Press Release, dated January 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2007	GREEN PLAINS RENEWABLE ENERGY, INC. By: /s/ Barry A. Ellsworth Barry A. Ellsworth CEO and President (Principal Executive Officer)

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